Exhibit (p)(9)

Artisan Partners August 17, 2017	Code of Ethics & Insider Trading Policy

Code of Ethics at a Glance	1
Fiduciary Duty to Clients and Related Principles	2
Scope of Coverage	3
Disclosure and Certification Requirements	3
Initial Disclosure of Accounts and Holdings	3
Duplicate Confirmations and Statements	5
Quarterly Transaction Disclosures	5
Exemptions for Certain Security and Transaction Types	5
Annual Disclosure of Accounts and Holdings	6
Exemptions for Certain Securities and Securities Held in Certain Accounts	6
Other Required Disclosures and Certifications	6
Disclosure of Employment - Household	6
Regulatory Conduct Disclosure	6
Certification of Receipt of Code and Compliance	6
Certificated Securities	7
Conducting Personal Securities Transactions	7
Personal Securities Transactions Must Be Executed Only Through Disclosed Brokerage Accounts	7
Personal Securities Transactions Must Be Precleared	7
Exemptions for Certain Security Types	7
Exemptions for Certain Transaction Types	9
Blackout Period for Investment Persons	9
Special Provisions Applicable to Transactions in APAM Securities	9
APAM Blackout Periods	9
Transactions in APAM Securities Must Be Reported to Compliance within 24 Hours	10
Short Sales of APAM Securities Prohibited	10
Hedging of APAM Securities Prohibited	10
Restrictions on Holding APAM Securities in Margin Accounts	10
Risks of Holding APAM Securities in Discretionary Accounts	10
Restrictions on Pledging of APAM Securities	10
Transfer of APAM Securities between Brokerage Accounts	10
Preclearance and Blackout Period Exemption for Approved 10b5-1 Plan	11
Prohibited and Restricted Activities	11
Insider Trading Prohibited	11
Restrictions on Communication of Non-public Information	13
Transactions in Securities on Applicable Restricted List(s) Prohibited	13

ii

Restrictions on Certain Transactions with Clients	13
Approval Required for Participation in Initial Public Offerings	13
Approval Required for Participation in Private Placements	14
Limitations on Investments in Publicly Traded Companies	14
Front Running Prohibited	14
Spread Betting Prohibited	15
Excessive Short-Term Securities Trading Discouraged	15
High-Risk Trading Activities	15
Personal Securities Transactions with Certain Brokers or Dealers Prohibited	15
Other Code Requirements	15
Service as a Board Director, Board Member, Manager, Managing Member or Trustee	15
Outside Financial Interests and Outside Business Activities	16
Requirement to Preserve Confidentiality	16
Enforcement of the Code and Consequences for Failure to Comply	17
Individual Exemptions	17

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Code of Ethics and Insider Trading Policy

Code of Ethics at a Glance

The Artisan Partners Code of Ethics and Insider Trading Policy (the “Code”) applies to you as a Covered Person1 of Artisan Partners. The Code governs your personal securities transactions, as well as those of your Immediate Family Members, as described in greater detail below. The Code has been designed to ensure compliance with the applicable federal securities laws and to protect the interests of our Clients. Abiding by the letter and the spirit of its terms is essential to your continued and future success at Artisan Partners. Some of the key provisions of the Code are highlighted below.

Code of Ethics at a Glance

What is required of me under the Code? Among other things, you must:

●	Comply with applicable law, including the federal securities laws. (See p. 2)

●	Behave consistently with Artisan Partners’ fiduciary obligations by putting Client interests first. (See p. 2)

●	Periodically acknowledge that you understand and have complied with the Code. (See p. 6)

●	Preclear and disclose your personal securities transactions, as well as those of your Immediate Family Members.

o	Disclose all covered accounts and all holdings in covered securities. Accounts must be disclosed upon hire, as they are opened, and as part of the annual disclosure report. (See pp. 3-5)

o	Preclear and disclose any transactions in covered securities. (See p. 7)

o	Obtain Compliance approval before:

■	Investing in private securities or IPOs (See pp. 13-14) or

■	Acquiring more that 5% of a public company. (See p. 14)

●	Report all transactions in APAM securities to Compliance within 24 hours. (See p. 10)

●	Preclear and report certain outside activities.

o	Obtain Compliance approval before serving on the Board of a business organization. (See p. 145)

o	Report certain other outside business activities or financial interests. (See p. 16)

●	Report any potential Code violations to Compliance. (See p. 2.)

What am I prohibited from doing under the Code? Among other things, you may not engage in the following:

●	Insider Trading, as described elsewhere in the Code. (See pp. 11-12)

●	Communication of non-public information in violation of a duty of confidentiality. (See p. 13)

●	Front-running Client trades, or otherwise taking inappropriate advantage of Client information. (See p. 14)

●	Personal securities transactions conducted through undisclosed brokerage or other accounts. (See p. 7)

●	Transactions in restricted securities, including APAM stock, during a blackout period. (See p. 9)

●	Certain other APAM transactions, including: short sales, hedging and pledging on margin. (See p. 10)

●	Transactions with Clients, except with respect to securities issued by the Client or products or services available to the general public or as approved by Compliance. (See p. 13)

●	Spread-betting transactions based on securities subject to preclearance or prohibited under the Code. (See p. 15)

Useful Hyper-Links

●	FIS PTA

●	APAM Blackout Period Calendar

●	Artisan Partners Policy Portal

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Code of Ethics and Insider Trading Policy

Fiduciary Duty to Clients and Related Principles

Artisan Partners owes a fiduciary duty to Artisan Partners’ clients (“Clients”). This duty requires Artisan Partners and each Covered Person to seek to avoid or mitigate any conflict, or the appearance of a conflict, between the interests of a Client and the interests of Artisan Partners or a Covered Person.

Covered Persons must at all times adhere to the following standards of conduct:

●	Compliance with Applicable Law. Covered Persons must comply with all applicable laws and regulations, including the Federal Securities Laws[2] and the applicable laws of any country in which Artisan Partners operates.

●	Clients Come First. The interests of Clients must always come first, as Clients deserve Artisan Partners’ undivided loyalty and unbiased effort. All Covered Persons must recognize and respect the interests of Clients, particularly with regard to their personal investment activities and any potential conflict with Client interests that may arise in connection with such activities. Covered Persons must not conduct a personal securities transaction in a manner that interferes with Client transactions. Covered Persons must not take inappropriate advantage of their positions and access to information that comes with such positions. Covered Persons should not seek to influence Client investments based on personal interests.

●	Observe the Spirit of the Code. Artisan Partners expects that Covered Persons will comply with not only the letter but also the spirit of the Code, and strive to avoid even the appearance of impropriety. Covered Persons should promptly notify Compliance if there is any reason to believe that a violation of the Code has occurred or is about to occur.

Other Relevant Policies

Although not formally part of this Code, Artisan Partners and its affiliates maintain a number of policies and procedures governing associate conduct. These include, among others:

●	Artisan Partners Policy on Gifts & Business Entertainment

●	Artisan Partners Pay to Play Policy

●	The APAM Code of Business Conduct

●	The APAM and Artisan Partners Funds Whistleblower Policies

●	The Artisan Partners Information Barrier Policy

These policies and procedures may be accessed through the:

Artisan Partners Policy Portal

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Code of Ethics and Insider Trading Policy

Scope of Coverage

Except as specifically noted, each Covered Person is subject to the requirements of the Code. Requirements in this Code also apply to all of a Covered Person’s Immediate Family Members3 and to any account Beneficially Owned or Controlled by a Covered Person or a Covered Person’s Immediate Family Member.

In general, you Beneficially Own4 or have a Beneficial Interest in a security in which you have the opportunity to share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by an Immediate Family Member or another dependent living in your household. The concept of Beneficial Ownership also applies to securities held by a partnership of which you are a general partner, or by a Limited Liability Company or other vehicle which you control. (See the endnotes at the back of the Code for a more complete definition of Beneficial Ownership.)

You generally have Control5 or Investment Control over a security or an account if you have, directly or indirectly, the ability to engage in or direct a transaction in the security or account. You may be deemed to have investment control over a security even if you do not have a beneficial interest in the security (e.g., you act as an executor of an estate). For purposes of the Code, you do not Control accounts managed in connection with your employment as an investment professional. (See the endnotes at the back of the Code for a more complete definition of Investment Control.)

Certain employees or persons working on the premises of Artisan Partners may be specifically identified as Exempt Persons6 based on the nature of that person’s role or access to information (e.g., temporary consultants without access to portfolio information). These Exempt Persons are exempt from many key requirements of the Code. 7

Unless otherwise indicated, the Compliance team is responsible for the administration of the Code, under the direction and supervision of the Chief Compliance Officer.8 Any questions regarding the interpretation or application of the Code’s requirements should be directed to the Compliance team, or to the Code of Ethics hotline at x1970.

How do I know if I am an Exempt Person?

An Exempt Person will be specifically notified as to their status as an Exempt Person by Compliance. Unless you receive such a notice, you are a non-exempt Covered Person.

Compliance may, at any time and in its sole discretion, determine that a person’s status as an Exempt Person has changed and may, by notice to that person, revoke that status.

Disclosure and Certification Requirements

As a Covered Person, you are subject to a variety of disclosure and certification requirements. These include, among others: disclosing accounts and securities holdings upon first joining the firm; instructing broker(s) and/or custodian(s) to provide Artisan with duplicate copies of confirmations and statements; providing quarterly transaction disclosures to Compliance; providing an annual disclosure of your accounts and holdings; and providing certain other disclosures and certifications as described below.

Initial Disclosure of Accounts and Holdings

Within 10 days of hire or of otherwise becoming a Covered Person, you must:

●	Disclose Your Reportable Accounts: identify to Artisan Partners each of your Reportable Accounts.[9]

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Code of Ethics and Insider Trading Policy

●	Disclose Your Holdings: disclose all your personal holdings of securities that are not Exempt Securities. Exempt Securities[10] generally consist of the following:

o    Securities that are direct obligations of the U.S. government (e.g., U.S. treasury bills, treasury notes and treasury bonds).

o    Shares of U.S. mutual funds that are not Clients.

o    Interests in certain unit trusts, open-ended investment companies, and unit-linked life and pension interests held through the APUK pension plan to the extent these securities have been identified as exempt from reporting by the Compliance team.

o    Bank certificates of deposit, banker’s acceptances, repurchase agreements, and commercial paper.

How do I submit my initial disclosure forms and certifications?

Initial disclosure forms and certifications may be submitted electronically through FIS Personal Trading Assistant (PTA) as explained during initial Compliance training and via a follow-up email from Compliance. Artisan Associates may access PTA through the following link:

FIS PTA

These forms may also be completed in paper form. For questions or assistance, please call the Code of Ethics hotline at x1970.

Note that shares of the Artisan Funds and Artisan Global Funds (Artisan UCITS) and other UCITS funds that are Clients of Artisan Partners are not Exempt Securities. (See the endnotes at the back of the Code for a more complete definition of Exempt Securities.) Your disclosure should include any securities in which you or an Immediate Family Member has a Beneficial Interest and any securities that are subject to your Investment Control or your Immediate Family Member’s Investment Control.

Who has access to the information I provide pursuant to the Code?

Disclosures filed pursuant to the Code are secured in systems and files to which access is limited. However, your disclosures will be reviewed by appropriate Compliance and other personnel of Artisan Partners to verify compliance with the Code. Reports may also be shared with Artisan Partners’ Human Capital team, your manager, or other members of senior management and may be subject to disclosure as required by law, such as in response to litigation and governmental inquiries. Additional information may be required to clarify the nature of particular transactions.

     ●     Complete Certain Other Forms and Certifications: (i) an acknowledgement of receipt of this Code; (ii) an acknowledgement of receipt of the APAM Code of Business Conduct; and (iii) disclosure of your Immediate Family Members. You should inform us if an Immediate Family Member is employed by an investment adviser or broker-dealer, or is employed by a company that you know does business with Artisan or is seeking to do business with Artisan. See “Other Required Disclosures and Certifications – Disclosure of Employment – Household.” Subsequent changes in your list of Immediate Family Members, or in their reportable employment should be promptly disclosed to Compliance.

Your initial disclosure of accounts and holdings should be in the form requested by Compliance, and should be current as of a date not more than 45 days prior to the commencement of your employment.

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Code of Ethics and Insider Trading Policy

Do I need to complete a separate quarterly report if my broker provides duplicate statements?

In most cases, confirmations and statements are sufficient and separate quarterly reports are not required.

A separate quarterly report is not needed if it would duplicate information contained in confirmations or statements already received by Compliance. Compliance will review statements and confirmations to confirm that the required information has been provided, and will notify a Covered Person if additional information is needed.

Duplicate Confirmations and Statements

For each Reportable Account, Covered Persons must instruct the broker or custodian to deliver to Artisan Partners: (i) duplicate confirmations of all transactions; and (ii) duplicate account statements.11 In the event the broker or custodian does not furnish duplicate confirmations and account statements, the Covered Person may be permitted, at the discretion of Compliance, to submit copies in the form requested by Compliance.

Quarterly Transaction Disclosures

Covered Persons must disclose all Personal Securities Transactions12 during a calendar quarter to Compliance no later than thirty days after the end of the quarter. The disclosure should contain all information required in the form requested by Compliance.

Exemptions for Certain Security and Transaction Types

Covered Persons need not provide quarterly disclosures regarding the following security and transaction types:

●	Transactions in Exempt Securities.
●	Securities transactions, other than transactions in securities issued by APAM, through an automatic investment plan (AIP) in which regular periodic purchases (or withdrawals) are made automatically in (or from) an investment account in accordance with a predetermined schedule and allocation. An automatic investment plan includes an issuer’s dividend reinvestment plan (DRP) and the automatic reinvestment of dividends or income occurring in an investment account. Note the following:

o	Transactions through an automatic investment plan are exempt from quarterly transaction reporting only – holdings of securities acquired through such plans must still be included in your initial and annual holdings reports to the extent otherwise reportable.

o	Establishment of such an AIP and sales of securities acquired through an AIP must still be precleared (unless occurring automatically in accordance with a predetermined schedule and that schedule has been precleared) and are subject to all applicable reporting requirements.

●	If you own securities indirectly through a substantial interest in an Artisan Operated Account[13] (e.g., a firm operated model account or private fund) and records for that account are maintained in Artisan Partner’s trading or accounting systems, any quarterly reporting requirements arising from transactions in securities held through that account shall be satisfied by the records maintained in those trading and accounting systems.

What should I do when opening a new investment account?

You should notify Compliance when opening a new investment account, and a member of the Compliance team will help facilitate the receipt of duplicate statements and confirmations. If you are a registered representative of Artisan Partners Distributors LLC and the application form asks if you are associated with a broker-dealer or FINRA member firm, choose “yes”. You may need a special authorization letter from Artisan Partners as part of the account opening process. These letters may be obtained from Compliance.

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Annual Disclosure of Accounts and Holdings

On an annual basis, Covered Persons are required to disclose to Compliance: (i) each Reportable Account; and (ii) personal securities holdings that are not Exempt Securities. Such information should be in the form requested by Compliance and must be current as of a date no more than 45 days before the report is submitted.

Exemptions for Certain Securities and Securities Held in Certain Accounts

Covered Persons need not provide annual disclosures regarding the following types of securities:

●	Holdings of Exempt Securities.

●	If you own securities indirectly through a substantial interest in an Artisan Operated Account, and records for that account are maintained in Artisan Partner’s trading or accounting systems, any disclosure requirements arising from holding such securities indirectly through such account shall be satisfied by the records maintained in those trading and accounting systems. You must disclose your interest in the Artisan Operated Account itself.

Other Required Disclosures and Certifications

Disclosure of Employment - Household

Covered Persons who share the same household with an individual who is employed by an investment adviser or securities broker-dealer or who is employed by any company that he or she knows does business with Artisan Partners are required to disclose the identity of the individual and his or her employer to Compliance. This requirement also applies with respect to employment by firms that such Covered Person knows are actively soliciting business from Artisan (e.g., prospective vendors) and by firms that Artisan Partners is actively soliciting (e.g., prospective Clients). Disclosure is required, if applicable, upon the commencement of employment or association with Artisan. Disclosure of any changes is required promptly on an on-going basis. Artisan may also, from time to time, require disclosure of other employment information relating to those individuals sharing a Covered Person’s household.

Regulatory Conduct Disclosure

Prior to employment and annually thereafter, Covered Persons are required to complete a regulatory conduct disclosure questionnaire. Covered Persons have an ongoing obligation to promptly report to Compliance if anything occurs which would change any previously reported responses.

Certification of Receipt of Code and Compliance

A copy of the Code will be furnished to each Covered Person upon commencement of employment or association with Artisan Partners. A copy of any amendment to the Code will be furnished thereafter. Each time a Covered Person receives a copy of the Code, including any amendment, he or she is required to acknowledge receipt. Each Covered Person (and each Exempt Person, with respect to applicable Code provisions) is required to certify annually that he or she: (i) has read and understands the Code; (ii) recognizes that he or she is subject to the Code; and (iii) has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code. The Compliance team shall annually distribute a copy of the Code and request certification by all Covered Persons (including each Exempt Person employed at that time) and shall be responsible for ensuring that all Covered Persons comply with the certification requirement.

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Each Covered Person who has not engaged in any Personal Securities Transaction during the preceding year for which a report was required to be filed pursuant to the Code shall provide a certification to that effect.

Certificated Securities

The receipt of securities in the form of a physical stock certificate must be reported as described above. Any subsequent transaction in such securities must be conducted through a disclosed account for which Artisan Partners receives duplicate confirmations and account statements or in a manner that is otherwise disclosed to and approved by Compliance. No Covered Person shall request withdrawal of securities from a brokerage or other account in certificated form without the prior approval of Compliance.

Conducting Personal Securities Transactions

Personal Securities Transactions Must Be Executed Only Through Disclosed Brokerage Accounts

Personal Securities Transactions that are subject to the Code must be conducted through brokerage or other accounts that have been identified to Compliance.

Personal Securities Transactions Must Be Precleared

Except as provided below, all Personal Securities Transactions must be cleared in advance by Compliance. When in doubt as to whether a particular transaction requires preclearance, you should preclear the transaction or seek clarification from Compliance before placing a trade. In the case of transactions in APAM securities, Compliance will seek preclearance of the transaction from the Chief Legal Officer.14

No Personal Securities Transaction of a Covered Person in a security will be cleared if: (i) the security is on an applicable restricted list; (ii) there is a conflicting order pending in that security; or (iii) the proposed transaction is during a Blackout Period, as discussed below. A conflicting order is any order for the same or similar security (or an option on or warrant for that security) that is pending in an Artisan Partners’ trade order management system on behalf of a Client. Preclearance requests may also be denied at the sole discretion of the Compliance team even if none of the conditions described above apply.

How do I preclear a Personal Securities Transaction?

1) Access FIS Personal Trading Assistant (PTA): FIS PTA

2) Enter the details of the proposed transaction, and submit a request.

3) Do not enter into the transaction unless you receive approval from Compliance. Approvals are typically granted via PTA-generated e-mails.

4) If and when an approval is received, place your order. Be sure to check the details of your approval and make sure your order is for the same security and direction as the approval you received.

5) Only execute your trade during the approval window (the day of approval plus the following two business days unless otherwise notified by Compliance).

6) For transactions in APAM Securities, report your trade details to Compliance within 24 hours.

If a precleared transaction is not executed by the end of the second business day following the date on which preclearance is granted, the preclearance will expire and the request must be made again, unless otherwise notified by Compliance.

The “gifting” of securities by a Covered Person shall be considered a Personal Securities Transaction of the Covered Person and shall be subject to preclearance as described above. For non-APAM securities, approval for gifting will typically be given unless the security is on an applicable restricted list.

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Code of Ethics and Insider Trading Policy

Exemptions for Certain Security Types

You are not required to preclear transactions in any of the following securities:

●	Securities that are direct obligations of the U.S. government (e.g., U.S. treasury bills, treasury notes and treasury bonds).
●	U.S. mutual funds, UCITS funds, or certain other funds subject to supervision under the laws of an EEU state as specifically approved by Compliance (this exemption is not applicable to APUK Covered Persons with respect to transactions in funds managed by Artisan Partners, except to the extent those transactions are effected through the APUK pension plan).
●	Purchases or sales of units of any pooled investment vehicle sponsored by Artisan Partners or an affiliate whose subscription records are maintained by Artisan Partners.
●	Bank CDs, banker’s acceptances, repurchase agreements, and commercial paper.
●	Municipal securities (including Section 529 education savings plans).
●	Listed index options and futures.
●	ETFs, ETNs, and exchange-traded closed-end funds that are not classified as equities by Bloomberg.

Exemptions for Certain Transaction Types

You are not required to preclear transactions in any of the following types of transactions (even if the security itself is not exempt from preclearance):

●	Purchases and sales of securities that are non-volitional on the part of the Covered Person or Immediate Family Member, including:

o	purchases or sales upon the exercise of puts or calls written by such person where the purchase or sale is effected based on the terms of the option and without action by the Covered Person or his or her agent (note: the writing of the option must be precleared); and
o	acquisitions or dispositions of securities through stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

Do I need to preclear a transaction in a Discretionary Account if I acquire prior knowledge on a “one-off” basis?

Yes. The preclearance exemption for Discretionary Accounts is based upon the Covered Person not having actual knowledge of any transaction until after that transaction is executed. Therefore, notwithstanding the exemption, if a Covered Person becomes aware of any transaction in a discretionary account before it is executed, the person must seek preclearance of that transaction (if preclearance of the transaction would otherwise be required) before it is executed.

●	A transaction in a Discretionary Account[15] if the Covered Person:
o	has previously identified the Discretionary Account to Compliance;
o	has affirmed that he or she will not know of proposed transactions in that account until after they are executed; and
o	does not, in fact, know of the proposed transaction until after the transaction has been executed.
●	Sales as a result of a tender offer made available generally to all shareholders of the issuer.
●	Transactions in securities held for the benefit of a Covered Person in an employee benefit plan account maintained by the Covered Person’s prior employer in order to facilitate a transfer of the account to the Covered Person’s Artisan Partners’ 401(k) plan account or a rollover of the account to an IRA or other retirement account.
●	Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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●	Transactions in securities held through an Artisan Operated Account (e.g., a firm operated model account or private fund in which you own a substantial interest).
●	Under certain circumstances involving instances in which an Immediate Family Member receives or is offered an opportunity to acquire an equity interest in that person’s employer or an affiliate as the result of a bona fide employment relationship and not because of a Covered Person’s relationship with Artisan Partners or Clients. The following principles apply:
o	Transactions that are initiated by the employer of the Immediate Family Member (for example, provided as part of the Immediate Family Member’s compensation) are exempt from preclearance.
o	Transactions that are initiated by the Immediate Family Member must be precleared in advance.
o	Even if an Immediate Family Member’s acquisition of a security was exempt from preclearance, preclearance will be required for any sale of the security initiated by the Immediate Family Member.

Blackout Period for Investment Persons

For a preclearance request from an Investment Person,16 the Compliance team may contact a portfolio manager, or his or her designee, of the corresponding strategy for which the Investment Person works, (or may otherwise utilize information provided by such portfolio manager or designee), to determine if a transaction in the security subject to the proposed Personal Securities Transaction is actively under consideration for the strategy. 17

An Investment Person may not purchase or sell a security when the proposed transaction would conflict with trading activity under consideration for a Client whose account is managed according to an investment strategy for which such Investment Person provides research, trading or portfolio management services. The existence of such a “Blackout Period” will generally be determined in reference to information available through the firm’s order management systems, or in consultation with portfolio management as described above.

Special Provisions Applicable to Transactions in APAM Securities

APAM Blackout Periods

A Firmwide Blackout Period will begin on the 15th day of the last month of each fiscal quarter and will continue until the opening of regular session trading on the New York Stock Exchange on the second trading day after the later of: (i) the day on which APAM releases its earnings for that fiscal period; and (ii) APAM’s earnings conference call for that fiscal period.

How do I know when an APAM blackout period is in effect?

The calendar of upcoming APAM blackout periods can be accessed via Arnet at:

APAM Blackout Period Calendar

Associates may also receive notification of “Special Blackout Periods” in any manner determined appropriate by the Chief Legal Officer.

The Chief Legal Officer may designate additional blackout periods, or Special Blackout Periods, and may determine which associates are subject to a Special Blackout Period, in each case in his or her discretion from time to time. No Covered Person subject to a Special Blackout Period may disclose to any other person that any Special Blackout Period has been designated.

No transaction in APAM securities by a Covered Person, even if it has been precleared, may be effected during a Firmwide Blackout Period absent an exception from the Chief Legal Officer. A Special Blackout Period will not be announced firmwide, but instead will be announced to the associates subject to such Special Blackout Period (as such persons are determined by the Chief Legal Officer) in any manner determined appropriate by the Chief Legal Officer.

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Transactions in APAM Securities Must Be Reported to Compliance within 24 Hours

Covered Persons must report all Personal Securities Transactions in APAM securities to Compliance within 24 hours.

Short Sales of APAM Securities Prohibited

Covered Persons may not, directly or indirectly, sell any APAM equity security short (that is, sell an APAM equity security when the Covered Person does not own it), or sell short against the box (that is, sell an APAM equity security when the Covered Person owns the security sold but does not deliver it).

How do I make sure my APAM transactions are reported to Compliance within 24 hours?

For accounts established at Schwab through Human Capital in the context of an equity award, the Compliance team generally receives direct electronic confirmations that satisfy the 24 hour notification requirement.

For all other accounts, the notification process depends on whether or not your broker has provided Compliance with an electronic feed of trade confirmations. If your broker has provided such a feed, you may generally rely on the confirmation to satisfy the notification requirement. If not, you must notify Compliance through PTA.

Hedging of APAM Securities Prohibited

Covered Persons may not hedge their exposure to the economic consequences of ownership of APAM securities. In particular, a Covered Person may not engage in hedging transactions involving any derivative security relating to APAM securities, including acquiring, writing or otherwise entering into any instrument that has a value determined by reference to APAM securities, whether or not the instrument is issued by Artisan, except in connection with an Artisan compensation or benefit plan. For the avoidance of doubt, ownership of equity interests in a subsidiary or affiliate of Artisan is not prohibited by the Code.

Restrictions on Holding APAM Securities in Margin Accounts

APAM securities may only be held in a margin account under limited circumstances and only with the prior approval of the Chief Legal Officer, who may place additional restrictions on the holding.

Risks of Holding APAM Securities in Discretionary Accounts

Transactions in APAM securities are not exempt from the special Code requirements applicable to transactions in APAM securities even if these securities are held in Discretionary Accounts. A financial advisor managing a Discretionary Account cannot trade APAM securities on behalf of a Covered Person during a firmwide Blackout Period, for example. Nor are Covered Persons who hold APAM securities in a Discretionary Account exempt from the requirement that all transactions in APAM securities must be reported to Compliance within 24 hours.

As a result, and in order to minimize the risk of Code violations, Covered Persons are strongly discouraged from holding APAM securities in a Discretionary Account.

Restrictions on Pledging of APAM Securities

Covered Persons may not pledge APAM securities at any time when they are aware of material, non-public information or otherwise are not permitted to trade in APAM securities.

Transfer of APAM Securities between Brokerage Accounts

In order to facilitate monitoring of transactions in APAM securities, Covered Persons are encouraged to notify Compliance of their intent to transfer APAM securities from one brokerage account to another prior to initiating

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any such transfer. Details of the receiving account and the securities to be transferred can be provided to the Compliance team via e-mail to DL – Code of Ethics.

Preclearance and Blackout Period Exemption for Approved 10b5-1 Plan

Preclearance and Blackout Periods for APAM Securities do not apply to transactions executed pursuant to a pre-existing written plan, contract or instruction under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that:

●	has been reviewed and approved by the Chief Legal Officer at least one month in advance of any trades under the plan (or, if revised or amended, the revisions or amendments have been reviewed and approved by the Chief Legal Officer prior to the effectiveness of the revisions or amendments and at least one month in advance of any subsequent trades under the revised or amended plan);
●	was entered into (or, with respect to an instruction, given) in good faith by a Covered Person at a time when such person was not in possession of material, non-public information about APAM; and
●	either: (i) gives a third party the discretionary authority to execute purchases and sales of securities of APAM, outside the influence of the Covered Person, so long as the third party is not aware of any material, non-public information about APAM; or (ii) explicitly specifies the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold, and the date on which the securities are to be purchased or sold, or a written formula, algorithm or computer program for determining the amount, price and date of such transactions.

Prohibited and Restricted Activities

Insider Trading Prohibited

You may not engage, directly or indirectly, in any transaction (either a Personal Securities Transaction or a transaction for a Client) involving the purchase or sale of any security, including any security issued by APAM, if you are aware of “material,” “non-public” information about that company.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Material information can be positive or negative. Material information is not limited to facts, but may also include projections and forecasts. Examples of potentially material information include, without limitation:

Are there any special considerations to keep in mind with respect to insider trading Laws outside the U.S.?

Yes. You should keep in mind that insider trading laws vary from country to country, and that local authorities can and do assert their jurisdiction over particular transactions regardless of where a buyer or seller of securities resides. Transactions in a U.K. listed security, for example, can be the basis for an action against a U.S. resident who trades on the basis of material non-public information.

You should always be mindful of the sensitivities surrounding confidential or non-public information, especially if this information could impact a security’s market price. Refer any questions around specific fact patterns to an attorney in the Legal Department.

●	Quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity (including, in the case of APAM, levels of or changes in assets under management, cash flows and pipeline information);
●	Changes in debt ratings;
●	Projections that significantly differ from external expectations;
●	Stock splits, public or private securities offerings, or changes in dividend policies or amounts;
●	Significant developments involving corporate relationships;

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●	Proposals, plans or agreements, even if preliminary in nature, of a pending or proposed merger, acquisition, divestiture, recapitalization, strategic alliance, licensing arrangement or purchase or sale of substantial assets;
●	Actual or threatened major litigation or developments relating to the resolution of such litigation;
●	Events having a significant regulatory effect or involving significant regulatory intervention;
●	Events that may result in the creation of a significant reserve or write-off or other significant adjustment to a company’s financial statements; and
●	Significant changes in senior management.

“Non-public information” is information that is not generally known or available to the public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information becomes “public” when (i) it is disclosed in a way designed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and (ii) there has been adequate time for the public to digest that information. Examples of broad dissemination include press releases, filings with the Securities and Exchange Commission and meetings, conference calls or webcasts that are open to the public. Non-public information may include, for example:

●	Information available to a select group of analysts or brokers or institutional investors;
●	Undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; or
●	Information that has been entrusted to a company or a person on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement.

One or more of the directors or trustees of APAM or of a Client whose account is managed by Artisan Partners may be an officer, director or trustee of one or more public companies. Each Covered Person should avoid discussing with any such officer, director or trustee any non-public information about any such company. If a Covered Person (other than such officer, director or trustee) should become aware of potentially material, non-public information regarding any such company, he or she should so advise the Chief Legal Officer or another attorney in Legal.

Trading during a tender offer represents a particular concern in the law of insider trading. Each Covered Person should exercise particular caution if they become aware of non-public information relating to a tender offer.

I think I may have inadvertently received material non-public information.

What should I do?

If you think that you might have inadvertently received material, non-public information from any source (including, without limitation, an officer, director or employee of a public company, consultant, analyst or broker), you should take the following steps:

●    Report the information immediately to the Chief Legal Officer or to another attorney in Legal.

●    Do not purchase or sell any securities potentially impacted by the information on behalf of yourself or others, including Clients, until Artisan Partners has made a determination as to the need for trading restrictions.

●    Do not communicate the material, non-public information inside or outside Artisan Partners (even to your manager) other than to the Chief Legal Officer or to another attorney in the Legal Department.

●    After review of the issue, Artisan Partners will determine whether any trading restrictions apply and what action, if any, the firm should take.

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Restrictions on Communication of Non-public Information

Under certain circumstances, Artisan associates may receive non-public information concerning a current or potential investment opportunity. Such information may be subject to a confidentiality agreement, and is also subject to the Artisan Partners’ Information Barrier Policy.

No Covered Person may communicate non-public information to others in violation of the law, any firm policy, or any duty of confidentiality we owe to a third-party. Conversations containing such information, if appropriate at all, should be conducted in private. The “tipping” of material, non-public information to a third-party in violation of a duty of confidentiality raises special issues under the insider-trading laws, and is expressly prohibited under this Code.

Access to files containing non-public information and computer files containing such information should be restricted, including by maintenance of such materials in locked cabinets, or through the use of passwords or other security devices for electronic data.

Transactions in Securities on Applicable Restricted List(s) Prohibited

From time to time, associates in the Company may come into possession of non-public information about a particular company. The Compliance team may include each of these companies on one or more “restricted lists,” and impose restrictions on transactions involving securities of those companies in Client accounts and in the personal accounts of Covered Persons. The applicability of these restrictions may be firmwide, or may be limited to certain parts of the firm, taking into account the existence of our Information Barrier Policy. Covered Persons are prohibited from knowingly engaging in any transactions for their personal accounts or for the accounts of others, including Clients, that would be inconsistent with these restrictions.

How do I know if a particular company is included on an Artisan Restricted List(s)?

Compliance does not publish the contents of the Restricted List(s) because, under certain circumstances, the inclusion of a particular name could itself convey non-public information. You should preclear all of your Personal Securities Transactions as required under the Code. Compliance uses the preclearance process to ensure that requests to trade securities of issuers on an applicable Restricted List are denied.

Restrictions on Certain Transactions with Clients

No Covered Person shall knowingly purchase from or sell to any Client any security or other property except securities issued by that Client, or except as approved by Compliance. This section does not prohibit purchases of Client products or services that are available to the general public.

Approval Required for Participation in Initial Public Offerings

No Covered Person shall acquire any security in an initial public offering, except with the prior written approval of Compliance, based on a determination that: (i) the acquisition is consistent with applicable regulatory requirements, does not conflict with the purposes of the Code or its underlying policies, or the interests of Artisan Partners or its Clients; and (ii) the opportunity to acquire the security has been made available to the person for reasons other than the person’s relationship with Artisan Partners or its Clients. Such circumstances might include, for example:

●	an opportunity to acquire securities of an insurance company converting from a mutual ownership structure to a stockholder ownership structure, if the person’s ownership of an insurance policy issued by that company conveys that opportunity;

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●	an opportunity resulting from the person’s pre-existing ownership of an interest in the IPO company or an investor in the IPO company; or
●	an opportunity made available to the person’s Immediate Family Members sharing the same household, in circumstances permitting Compliance reasonably to determine that the opportunity is not being made available indirectly because of the person’s relationship with Artisan Partners or its Clients (for example, because of the Immediate Family Member’s employment).

Approval Required for Participation in Private Placements

No Covered Person shall acquire any security in a Private Placement18 without the express written prior approval of Compliance. Covered Persons may invest in private funds sponsored by Artisan Partners through the regular subscription process and need not seek separate prior approval from the Compliance team.

In deciding whether that approval should be granted, Compliance may consider a number of relevant factors including, but not limited to:

●	whether the investment opportunity should be reserved for Clients;
●	whether the opportunity has been offered because of the person’s relationship with Artisan Partners or its Clients;
●	whether the investment is in a pooled vehicle or an operating company;
●	the size of the proposed investment in relation to the total offering and in relation to the total equity ownership of the entity in which the Covered Person seeks to invest;
●	the rights to be granted to the Covered Person as a result of the investment;
●	the amount of business involvement the Covered Person would have after the investment has been made; and
●	the degree to which the Covered Person may be deemed to have control over the entity after the investment has been made.

My spouse’s employer has offered him/her a stake in their company, and the company is private. Is prior written approval required?

The requirement to obtain written approval prior to the acquisition of a private placement does not apply to the acquisition by a Covered Person’s Immediate Family Member of an ownership interest in that person’s employer or an affiliate of the employer, provided that the acquisition is non-volitional and is the result of that person’s bona fide employment relationship and is not a result of a Covered Person’s relationship with Artisan Partners or Clients.

Any volitional acquisitions, such as participation in an employer’s stock purchase plan, require prior approval by Compliance. All acquisitions require disclosure as part of the quarterly reporting process and the ownership interest should be disclosed as part of the initial and annual holdings reports. Subsequent dispositions of the interest are subject to preclearance.

Any investment decision for a Client relating to that security must be made by investment personnel other than that Covered Person or, alternatively, the decision must be approved by Compliance.

Limitations on Investments in Publicly Traded Companies

No Covered Person shall knowingly own more than 5% of a public company’s outstanding shares without prior written approval from Compliance.

Front Running Prohibited

Covered Persons are prohibited from inappropriately using proprietary or confidential information obtained while associated with Artisan for their personal benefit. For example, no Covered Person shall engage in a Personal

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Securities Transaction in a security based on advance knowledge that Artisan Partners is effecting or will be affecting a purchase or sale of the security on behalf of a Client.

This prohibition will not affect the execution of transactions for the account of a Client in which one or more Covered Persons has an economic interest (such as, for example, where a Covered Person owns shares of an Artisan Fund), which may be executed by Artisan Partners’ traders in accordance with the Artisan Partners’ trading practices.

Spread Betting Prohibited

Covered Persons are prohibited from engaging in spread betting transactions based on securities that are subject to pre-clearance or prohibited under the Code.

Excessive Short-Term Securities Trading Discouraged

Covered Persons are strongly discouraged from engaging in the excessive short-term trading of securities. The purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days are generally regarded as short-term trading. Preclearance requests for transactions that would constitute short-term trading may, under certain circumstances, be denied by the Compliance team.

High-Risk Trading Activities

Certain high-risk trading activities, if used in the management of a Covered Person’s personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transactions may become prohibited during the duration of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments (including options).

Covered Persons engage in such trading activities at their own risk. If Artisan Partners becomes aware of material, non-public information about the issuer of the underlying securities, or if preclearance of the closing transaction is denied, Artisan Partners personnel may find themselves “frozen” in a position. Artisan Partners will not bear any losses in personal accounts as a result of implementation of this policy.

Personal Securities Transactions with Certain Brokers or Dealers Prohibited

In order to comply with certain state regulations, Covered Persons are restricted from executing any Personal Securities Transactions with the institutional trading desks of any broker or dealer with whom Artisan Partners conducts business for its Clients.

Other Code Requirements

Service as a Board Director, Board Member, Manager, Managing Member or Trustee

No Covered Person may serve as a member of the board of directors or trustees, an officer, a manager or a managing member or in a similar capacity exercising control of any business organization (including an advisory board) without the prior written approval of Compliance, unless the organization is a civic or charitable organization or an organization owned or controlled by a member of the Covered Person’s family.

If a Covered Person is serving as a board member, officer, manager, managing member or in a similar control capacity of any organization, the Covered Person should be mindful of his or her responsibilities under the Code and his or her agreements with Artisan Partners, and should seek to avoid any appearance of impropriety. In particular, Covered Persons are reminded of their obligations not to misuse confidential information belonging to Artisan Partners or any Client. A Covered Person serving as a board member, officer, manager or managing member of an organization or in a similar control capacity is encouraged not to participate in any activity on behalf of the organization that could create an appearance of impropriety. The Compliance team may raise additional questions of Covered Persons who submit preclearance requests involving the purchase or sale of securities issued by such an organization.

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In some circumstances, the service of a Covered Person as a board member of an organization or an executor, conservator or trustee for an estate, conservatorship or personal trust, could result in Artisan Partners being deemed to have custody of the assets of that entity, if it were a Client. Because Artisan Partners does not accept custody of Client assets, if Artisan Partners would be deemed to have custody because of the relationship of a Covered Person to the organization, the Covered Person may be required to give up his or her position as a condition of Artisan Partners accepting an engagement to provide advisory services.

Outside Financial Interests and Outside Business Activities

Covered Persons should avoid outside financial interests or outside business activities that may give rise to conflicts of interest with Clients or Artisan Partners or that may create divided loyalties, divert substantial amounts of their time, and/or compromise their independent judgment.

Prior to association with Artisan Partners, newly hired Covered Persons are required to disclose to Artisan any outside financial interests or outside business activities that may present such a conflict of interest. Thereafter, Covered Persons must obtain Compliance approval prior to acquiring any such interests or engaging in any such activities. Covered Persons seeking such approval should contact the Compliance team or an attorney in the Legal Department.

What are some examples of outside interests that may give rise to a conflict?

Examples of outside interests or activities that may give rise to a conflict of interest include where a Covered Person holds a substantial interest in a company that has dealings with Artisan either on a recurring or “one-off” basis, or where a Covered Person has an employment relationship or position with a potential Client or vendor of Artisan Partners.

Requirement to Preserve Confidentiality

Each Covered Person shall keep confidential during the term of his or her employment or association with Artisan Partners any information concerning Artisan Partners or its Clients that is not generally known to the public, including, but not limited to, the following:

●	the investment strategies, processes, analyses, databases and techniques relating to capital allocation, stock selection and trading used by the investment team or other investment professionals employed by Artisan Partners;
●	the identity of and all information concerning Clients and shareholders of Clients;
●	information prohibited from disclosure by a Client’s policy on release of portfolio holdings or similar policy; and
●	all other information that is determined by Artisan Partners or a Client to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to the Covered Person.

No Covered Person shall use such confidential information for his or her own personal benefit or for the benefit of any third party, or directly or indirectly disclose such information, except to other associates of Artisan Partners, its affiliated businesses and third parties to whom disclosure is made pursuant to the performance of his or her duties as an associate of Artisan Partners or as otherwise may be required by law.

This obligation of confidentiality is in addition to any other Artisan Partners’ policies relating to confidentiality and confidentiality agreements with Artisan Partners to which a Covered Person is a party.

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Enforcement of the Code and Consequences for Failure to Comply

Compliance shall be responsible for promptly investigating all reports of possible violations of the provisions of this Code.

Compliance with this Code is a condition of employment or association with Artisan Partners, status as a registered representative of Artisan Distributors, and retention of positions with Artisan Funds and Artisan Global Funds. Taking into consideration all relevant circumstances, Artisan Partners will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include reversal or unwinding of trades, letters of sanction, suspension or termination of employment, impact to a Covered Person’s compensation, removal from office, or permanent or temporary limitations or prohibitions on Personal Securities Transactions more extensive than those generally applicable under the Code. Exceptions under the Code may be subject to Client reporting obligations. In addition, Artisan Partners may report conduct believed to violate the law or regulations applicable to Artisan Partners or the Covered Person to the appropriate regulatory authorities.

Individual Exemptions

There may be circumstances from time to time in which the application of this Code produces unfair or undesirable results or in which a proposed transaction is not inconsistent with the purposes of the Code. Therefore, the Chief Compliance Officer or a designee may grant an exemption from any provision of this Code, provided that the person granting the exemption based his or her determination to do so on the ground that the exempted transaction is not inconsistent with the purposes of this Code or any law or regulation applicable to Artisan Partners, and documents that determination in writing.

1 “Covered Persons” include all (i) officers, employees and individual members of Artisan Partners Asset Management Inc. (APAM) and its affiliates including, without limitation, Artisan Partners Limited Partnership (Artisan US), Artisan Partners UK LLP (APUK), Artisan Partners Asia-Pacific PTE, Ltd., Artisan Partners Australia Pty Ltd, Artisan Partners Canada ULC, and Artisan Partners Distributors LLC (collectively Artisan Partners or Artisan); (ii) interested directors of Artisan Partners Funds, Inc. (Artisan Funds) and Artisan Global Funds plc (Artisan Global Funds) who are not otherwise subject to another code of ethics adopted by Artisan Funds or Artisan Global Funds; and (iii) certain persons identified by Compliance who are under contract with and regularly working on the premises of Artisan Partners (such as a temporary employee, independent contractor or consultant).

2 “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to mutual funds, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

3 “Immediate Family Member” includes the following individuals, to the extent they are either living in a Covered Person’s household or are materially dependent on a Covered Person for support: spouse, son or daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother, stepfather or stepmother, mother-in-law or father-in-law, and siblings or siblings-in-law, or any ancestor of any of the forgoing persons. Immediate Family Member also includes any person who has been claimed by a Covered Person as a domestic partner for purposes of Artisan’s employee benefits, as well as that person’s descendants and ancestors.

4 You “Beneficially Own” or have a “Beneficial Interest” in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by an Immediate Family Member or another dependent living in your household, or your share of securities held by a partnership of which you are a general partner, or by an LLC that you control. In general, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16).

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5 You have “Control” or “Investment Control” over a security or an account if you have, directly or indirectly, the ability to engage in a transaction in the security/account or the ability to direct that a transaction occur in a security/account. You may be deemed to have investment control over a security even if you do not have a beneficial interest in the security. Examples of investment control include a person acting as an executor or personal representative of an estate, a person who has investment discretion, but does not include accounts managed by any such individual in connection with his or her employment as an investment professional or a person who instructs another person to purchase or sell a security.

6 “Exempt Persons” are associates or persons working on the premises of Artisan Partners with little or no opportunity to acquire knowledge relating to Artisan Partners investment decisions before they are implemented. Exempt Persons may include, for example: (i) part-time and/or temporary employees whose duties are limited to clerical or similar non-investment related functions; or (ii) certain independent contractors, consultants, interns or seasonal employees, including those whose duties are not investment-related and do not otherwise have routine access to information about investment decisions before they are implemented.

7 Exempt Persons are exempt from the following Code requirements: initial disclosure of accounts and holdings; reporting of Personal Securities Transactions; annual disclosure of accounts and holdings; quarterly disclosure of transactions, requirement to execute Personal Securities Transactions through disclosed brokerage accounts; obtaining prior written approval for service as a board member; obtaining prior written approval for acquiring a security in an initial public offering; obtaining prior written approval for acquiring a security in a private placement; acquiring more than 5% of a public company’s outstanding shares; short sales, hedging or pledging on margin APAM securities; restrictions on employer securities held by immediate family members; and dealings with certificated securities.

8 The Code contains many references to the “Chief Compliance Officer.” The “Chief Compliance Officer” shall mean such person as may be designated by Artisan US, Artisan Funds and/or Artisan Distributors, respectively to fill such role for each such entity from time to time, as well as such person or persons as may be designated by Artisan UK to fill the approved persons role, such as the CF10, from time to time. References to the Chief Compliance Officer also include, for any function, any person designated by the Chief Compliance Officer as having responsibility for that function from time to time and subject to the Chief Compliance Officer’s supervision. If the Chief Compliance Officer is not available, reports required to be made to the Chief Compliance Officer, or actions permitted to be taken by the Chief Compliance Officer, may be made to or taken by a Compliance Director or Manager, or, in absence of the Chief Compliance Officer and a Compliance Director or Manager, by the Chief Legal Officer or another attorney in the Legal Department, to the extent such actions are permitted by applicable law.

Reports relating to the Personal Securities Transactions of the Chief Compliance Officer shall be delivered to another member of the Compliance Team or to the Chief Legal Officer of the firm. This principle shall apply to the administration of the Code generally. For example, the Chief Compliance Officer or another person to whom authority to approve Personal Securities Transactions has been granted under the Code may not approve his or her own Personal Securities Transactions; such transactions must be approved by someone else with such authority.

9 A “Reportable Account” is any brokerage or other account in which you or an Immediate Family Member either have a Beneficial Interest or which is subject to your or your Immediate Family Member’s Investment Control and which holds or could hold a security subject to reporting under the Code.

10 “Exempt Securities” consist of the following: (i) securities that are direct obligations of the U.S. government (that is, U.S. treasury bills, notes and bonds); (ii) shares of U.S. open-end investment companies (mutual funds) that are not Clients; (iii) interests in certain unit trusts, open-ended investment companies, and unit-linked life and pension interests held through the APUK pension plan to the extent these securities have been identified as exempt from reporting by the Compliance team; and (iv) bank certificates of deposit, banker’s acceptances, repurchase agreements or commercial paper. Note that shares of the Artisan Global Funds are not exempt.

11 In the case of: (i) a Covered Person that is a temporary employee whose anticipated period of continuous employment will not exceed four months; or (ii) the refusal or inability of a broker or custodian to furnish duplicate confirmations and account statements, then the Covered Person will be permitted, at the discretion of Compliance, to furnish copies of transaction confirmations and account statements in the form requested by Compliance, in lieu of instructing a broker or custodian to deliver duplicates.

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12 A “Personal Securities Transaction” is a transaction in a reportable security (including the “gifting” of a security) in which the Covered Person has a Beneficial Interest or over which the Covered Person has Investment Control.5 Whether or not a Covered Person has a Beneficial Interest or Investment Control will be based on all relevant facts and circumstances.

13 An “Artisan Operated Account” is an account operated by Artisan in which Artisan Partners or its employees have significant economic interests, and in which assets of persons not employed by Artisan Partners are also invested or which Artisan Partners is operating as a model portfolio in preparation for management of Client assets in the same or a similar strategy.

14 The “Chief Legal Officer” shall mean such person as is designated by APAM to fill such role from time to time. References to the Chief Legal Officer also include, for any function, any person designated by the Chief Legal Officer as having responsibility for that function from time to time and subject to the Chief Legal Officer’s supervision. If the Chief Legal Officer is not available, reports required to be made to the Chief Legal Officer, or actions permitted to be taken by the Chief Legal Officer, may be made to or taken by a designee.

15 For purposes of this section, a “Discretionary Account” is an account (including an investment advisory account, trust account or other account) of any Covered Person (held either alone or with others) over which a person other than the Covered Person (including an investment adviser or trustee) exercises investment discretion.

16 Investment Person means a Covered Person who is a portfolio manager, analyst, research associate, research assistant, trader, or any other Covered Person in a similar capacity who provides information, analysis or advice with respect to the purchase or sale of securities.

17 If a portfolio manager requests preclearance of a Personal Securities Transaction, Compliance may contact another portfolio manager, or his designee, for the strategy, (or will otherwise utilize information provided by such portfolio manager or designee), to determine if a transaction in the security subject to the proposed Personal Securities Transaction is actively under consideration for the strategy. In the case of a sole portfolio manager, Compliance may contact a designee from the investment team to assist in this determination. For each proposed trade, the person responsible for reviewing such trade shall be provided with all information necessary to determine whether the trade may be approved consistent with the Code (e.g. title of the security, nature of the transaction, approximate number of shares involved in the transaction).

18 For purposes of this section, a “Private Placement” means an offering of securities in which the issuer relies on an exemption from the registration provisions of the U.S. federal securities laws or comparable non-U.S. regulatory scheme, and usually involves a limited number of sophisticated investors and a restriction on resale of the securities.

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